                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant   /X/

Filed by a Party other than the Registrant  / /



Check the appropriate box:
/ /  Preliminary Proxy Statement               / / Confidential for use of the
/ /  Definitive Proxy Statement                    Commission Only (as permitted
/ /  Definitive Additional Materials               by Rule 14a-6(e)(2))
/X/  Soliciting Material Pursuant to Rule 14a-12

                            People's Bancshares, Inc.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/     No fee required.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:

        (2)     Aggregate number of securities to which transaction applies:

        (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)     Proposed maximum aggregate value of transaction:

        (5)     Total fee paid:

/ /     Fee paid previously with preliminary materials.

/ /     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the form or schedule and the date of its filing.

        (1)     Amount previously paid:

        (2)     Form, Schedule or Registration Statement No.:

        (3)     Filing Party:

        (4)     Date Filed:
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             PLEASE SIGN THE WHITE PROXY CARD FOR BOARD OF DIRECTORS
              DO NOT SIGN ANY PROXY ON BEHALF OF THE KINGSTON GROUP

                      IMPORTANT MESSAGE FROM YOUR DIRECTORS
                  REGARDING THE ANNUAL MEETING ON JUNE 16, 2000


                                                                     May 1, 2000

Dear Fellow Stockholders of People's Bancshares:

The enclosed proxy statement and WHITE proxy card are being sent to you by the Board of Directors of your Company regarding the June 16, 2000 Annual Meeting of Stockholders.

You may have recently received a letter from RCG Kingston Fund, Ltd. (a hedge fund registered in the Cayman Islands) threatening a disruptive and costly proxy contest over the election of three Directors at the Annual Meeting of stockholders on June 16, 2000. A group led by RCG Kingston (the "Kingston Group") is seeking Board representation with THE SOLE PURPOSE OF PUTTING YOUR COMPANY UP FOR AUCTION.

Your Board of Directors welcomes the views of all stockholders and acknowledges the right of the Kingston Group to communicate with all stockholders. We recognize that the Kingston Group is a significant investor in People's Bancshares, and in an effort to avoid their disruptive attack, WE ATTEMPTED TO SETTLE THIS PROXY FIGHT BY SUBMITTING TO THEM A WRITTEN OFFER OF ONE SEAT ON YOUR BOARD. We felt this proposal was fair, giving them Board representation proportionate to their stockholdings. They rejected our offer and instead indicated that they were going to pursue a proxy fight. THEIR REFUSAL HIGHLIGHTS WHAT WE SEE AS BLATANT SELF INTEREST, RATHER THAN A CONCERN FOR ALL STOCKHOLDERS.

WE BELIEVE THE ELECTION OF THE CANDIDATES NOMINATED BY YOUR BOARD OF DIRECTORS IS IN THE BEST INTERESTS OF PEOPLE'S BANCSHARES AND ITS STOCKHOLDERS AND WE URGE YOU TO SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

We believe the groundwork that has been put into place by your Board will reap far more benefit to stockholders than THE FIRE SALE OF THE COMPANY IN AN UNFAVORABLE ENVIRONMENT FOR FINANCIAL INSTITUTIONS. Our accomplishments below are a testament to the quality of your management team, and it is clear that our long term strategic plan has greatly rewarded all stockholders, despite current market conditions.

Your Board of Directors and management team owns 10.71% of the outstanding shares of People's Bancshares. Our goal is the same as yours -- to see the price of our shares continue to increase.

                 LOOK AT THE PERFORMANCE OF PEOPLE'S BANCSHARES
                       UNDER YOUR PRESENT MANAGEMENT TEAM


            People's Bancshares         NASDAQ Bank Index        S&P 500 Index
Dec-94             100.00                    100.00                  100.00
Mar-95             125.04                    110.41                  109.02
Jun-95             152.66                    121.93                  118.61
Sep-95             167.64                    138.96                  127.25
Dec-95             221.13                    221.13                  221.13
Mar-96             191.68                    151.00                  140.55
Jun-96             202.33                    154.11                  146.02
Sep-96             220.97                    164.89                  149.65
Dec-96             226.29                    182.69                  161.29
Mar-97             255.57                    197.67                  164.85
Jun-97             324.79                    231.70                  192.73
Sep-97             425.96                    271.76                  206.26
Dec-97             484.53                    298.85                  211.30
Mar-98             532.45                    317.98                  239.89
Jun-98             489.85                    304.55                  246.88
Sep-98             362.06                    248.44                  221.44
Dec-98             436.61                    263.68                  267.65
Mar-99             399.34                    251.12                  280.09
Jun-99             431.28                    267.88                  298.89
Sep-99             384.69                    241.46                  279.29
Dec-99             372.71                    242.63                  319.91
Apr-00             404.66                    214.27                  316.25

As you can see in the chart above, the price of your shares in People's has outperformed that of the NASDAQ Bank Index by 89% and that of the S&P 500 Index by 28% from December 31, 1994 to April 28, 2000.

Over the last five years ended December 31, 1999:

-   Our net income has almost quintupled;

-   Our earnings per share has more than tripled; and

-   We have gone from paying no dividends to paying out $0.81 per share in 1999.

During 1999:

-   Net income grew 23% to $9.4 million;

-   We achieved return on equity of 24.8%;

-   Dividends increased 40%; and

- In the July 1999 issue of SNL Securities, the Company was ranked 3rd best out of the top 100 largest publicly owned thrifts in the country for achieving a return on equity of 23.9% in 1998 and 13th best based on overall financial performance.

We believe this record of performance will continue into the future as we expect to maintain double digit earnings per share growth and a return on equity in excess of 20%.

We believe that investors' confidence in your management team is evidenced by the fact that your Company's stock traded at 149% of book value on April 4, 2000. (According to a recent survey of 193 thrift institutions by Sandler O'Neill, a leading investment bank specializing in the banking industry, the median thrift traded at less than 90% of book value on April 4, 2000.)

Don't just take our word for it. The Vice Chairman of Keefe, Bruyette & Woods, a leading investment firm specializing in financial services stocks, was quoted in the November 17, 1999 edition of The Wall Street Journal as saying that People's management is "cost conscious", has avoided problem loans and continues to post respectable efficiency ratios. Projecting year 2000 earnings per share of $3.10 (up from $2.77 per share in 1999), he concluded that "a financial argument can be made to just be patient in this case."

In the May 1999 issue of Bottom Line/Tomorrow, even Thomas Gillen, a principal member of the Kingston Group, states that People's is a profitable thrift and has strong earnings and management.

                WE ARE WORKING TO CONTINUE OUR STRONG PERFORMANCE

- Your management has a definite plan for increasing earnings and enhancing stock value - in contrast to the dissident group's narrow approach of selling the Company. We believe stockholders will continue to see the overall performance of the bank improve and that you will be rewarded by our efforts.

- We have become more aggressive at marketing our retail products and services through a new brand identity and advertising campaign.

- As part of our expanding core banking services package in 1999 we introduced Internet banking providing an additional delivery channel for our customers.

                     WHAT DOES THE KINGSTON GROUP OFFER YOU?

- None of the members of the Kingston Group has any experience running any publicly traded company, much less a bank or bank holding company.

- The Kingston Group has offered no strategic plan or ideas to improve the performance of the bank. They appear to have only one idea - to sell the bank.

- They are asking you to support their slate of nominees with a self interested agenda.

- They seek to present your Company with a bill (to be paid with stockholder money) of up to $250,000 to reimburse themselves for their expenses incurred in this fight, which they started.

We believe that the Kingston Group is desperate to show its own investors that they are doing something to make up for the performance of their investment portfolio by forcing your Company to put itself up for a fire sale. The financial industry is out of favor as investors have poured money into technology stocks. We cannot see why anybody would want so desperately to sell a bank in this environment.

The Kingston Group is not looking out for you or other stockholders when it is willing to sell your Company in a depressed market for bank stocks.

SEND A MESSAGE TO THE KINGSTON GROUP. Do not return any proxy card you may receive from them, even to vote against their nominees.

- IF YOU HOLD YOUR SHARES THROUGH A BROKERAGE FIRM, your broker cannot vote your shares unless he receives your specific instructions. Please sign, date and return the WHITE PROXY CARD in the envelope provided by your broker.

- IF YOU ARE SIGNING AS A CUSTODIAN, TRUSTEE, PARTNER, OFFICER, EXECUTOR OR ATTORNEY, please write in such title next to your signature.

Your attendance at the Annual Meeting, if possible, and your vote, either by proxy or in person, will be very much appreciated. Please vote today. It is important that you vote, no matter how many or how few shares you own.

WE URGE YOU NOT TO ALLOW THE KINGSTON GROUP'S OBSTRUCTIONIST TACTICS TO DISRUPT OR DICTATE THE FUTURE OF PEOPLE'S BANCSHARES AND YOUR INVESTMENT IN IT. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PEOPLE'S SLATE OF CANDIDATES FOR THE BOARD OF DIRECTORS.

If you have any questions as to how to vote your shares , please call our proxy solicitor, Corporate Investor Communications. Inc., toll free at (800) 547-3857, or collect at (201) 896-1900.

         Thank you for your support.

                                          Sincerely,


                                          On behalf of the Board of Directors
                                          Richard Straczynski, President

                              ***** IMPORTANT*****

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a result of a number of factors, including factors that People's Bancshares may not currently foresee, People's Bancshares, Inc.'s results may differ materially from those set forth in the forward-looking statements. Please refer to People's Bancshares Inc.'s filings with the Securities and Exchange Commission for a more complete discussion of these factors.